Exhibit 10.29

Summary of Compensation Information of Francis Jose, General Counsel

In connection with Mr. Jose’s appointment as Chief Executive Officer, effective August 30, 2021, the Company’s Compensation Committee (the “Compensation Committee”) approved an increase to Mr. Jose’s annual base salary from $315,000 to $345,000, effective as of August 30, 2021.
On May 27, 2022, the Compensation Committee approved an increase to the annual base salary of Mr. Jose, the Company’s then-Chief Executive Officer and General Counsel from $345,000 to $379,500.
Effective January 3, 2023, Mr. Jose ceased to become the Company’s Chief Executive Officer, but remained the Company’s General Counsel.